EXHIBIT 10.25

SEPARATION AGREEMENT

This Separation Agreement documents the agreement between Edward F. Nemeth and NPS Pharmaceuticals, Inc., its subsidiaries and affiliates (“NPS” or “the Company”) concerning the termination of Dr. Nemeth’s status as an employee of the Company.

RECITALS

A.	Dr. Nemeth has been employed by the Company as its Vice President and Chief Scientific Officer, through and including the Separation Date (as defined below).

B.	Dr. Nemeth and the Company have entered into a number of agreements governing employment and severance of that employment including, but not limited to, the following:

(i)	Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition (“Non-Disclosure and Non-Competition Agreement”), a copy of which is attached as Exhibit A.

(ii)	Agreement Providing Specified Benefits Following Termination of Employment Incident to Merger, Acquisition or Other Change of Control or Some Other Strategic Corporate Event (“Termination Agreement”), a copy of which is attached as Exhibit B.

(iii)	Indemnity Agreement, a copy of which is attached as Exhibit C.

C.	Dr. Nemeth and the Company have agreed to terminate Dr. Nemeth’s employment under the Termination Agreement, and have concluded that he is entitled to receive the severance benefits provided in paragraph 2 of the Termination Agreement.

Based on the foregoing Recitals, and on the mutual covenants contained herein, Dr. Nemeth and the Company agree as follows:

1. Separation Date. Dr. Nemeth’s status as an employee of the Company is terminated effective the close of business on November 10, 2006 (the “Separation Date”).

2. Severance and Benefits. The severance and benefits to which Dr. Nemeth is entitled as of the Separation Date are as follows:

2.1 Severance Pay. The Duration of Severance Period under said Termination Agreement is twenty-four months including, but not limited to, the salary benefit as provided under paragraph 2.1 of the Termination Agreement. With respect to such salary benefits, the Company will pay to Dr. Nemeth severance pay in a total amount of CAD $796,000 (the “Severance Payment”), which amount is equal to 24 months gross straight-line salary, as follows:

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The Company will pay to Dr. Nemeth the Severance Payment, less applicable withholding taxes, within seven (7) days after the expiration of the Revocation Period referenced in Section 18 below, provided that this Agreement is not revoked by Dr. Nemeth during such Revocation Period.

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The Company agrees to direct up to the maximum allowable amount of the Severance Payment to a Registered Retirement Savings Plan in the name of Dr. Nemeth and such allowable amount will not be subjected to withholding taxes.

2.2 Insurance. Dr. Nemeth, his spouse and eligible family members, will continue to receive medical and/or dental coverage in accordance with paragraph 2.2 of the Termination Agreement and which will be paid by the Company for 18 months from the Separation Date.

2.3 Stock Options. Effective on the first day after the Separation Date, as provided for under paragraph 2.3 of the Termination Agreement, Dr. Nemeth’s outstanding stock options, as shown on the Option Grant Status Report (attached hereto as Exhibit D), will receive accelerated vesting and continued exercisability for the longer of (i) 24 months (the Duration of the Severance Period), from the Separation Date, or (ii) such other period as he may be entitled to under any stock option plan or grant or retirement plan. Following the Separation Date, and after any applicable accelerated vesting, all unvested options will immediately expire.

2.4 Business Related Expenses. In accordance with its Expense Reimbursement Policy, the Company will reimburse Dr. Nemeth for all reasonable and proper business-related expenses incurred by Dr. Nemeth prior to the Separation Date and attributable to Dr. Nemeth’s service to the Company through the Separation Date. Dr. Nemeth will reimburse the Company for any non-cancellable expenses, including without limitation airfare, car service, hotel expenses, and meeting fees, incurred by the Company on behalf of Dr. Nemeth for any period after the Separation Date. The Company will deduct any expense reimbursable by Dr. Nemeth from the Severance Payment under Section 2.1 above.

3. Confidential Information. The terms of the Non-Disclosure and Non-Competition Agreement will continue in effect after the Separation Date. Under that agreement, Dr. Nemeth is required to protect and not disclose any information regarding the Company’s proprietary intellectual property, its financial condition, terms of its business relations, and all other Confidential Information as defined in that agreement.

4. Property. It is understood that anything produced by Dr. Nemeth as an employee of the Company is the property of the Company. Dr. Nemeth is obligated to leave with or return to the Company any such documents whether tangible property or in electronic form belonging to the Company including, but not limited to, documents or tangible property which may contain or reflect confidential information or trade secrets of the Company. Such confidential information and trade secrets may include scientific data, proprietary ideas, financial information, knowledge of specific business dealings or practices, or other matters which the Company attempts to maintain as confidential in the course of its business. By the signatures below, Dr. Nemeth certifies to the Company that he has returned all property of the Company.

5. Life Insurance. The Company currently is the owner of a group term life insurance policy that includes Dr. Nemeth, which may be converted to an individual policy (with certain limitations). A conversion form will be provided by the insurance carrier to Dr. Nemeth with benefits information. Any supplemental life insurance may also be converted to an individual policy.

6. Personal Time Off (PTO). PTO will continue to be accrued through the Separation Date and Dr. Nemeth will be paid in cash for all unused PTO, up to twenty days.

7. Short- and Long-Term Disability Insurance. All Company arrangements for payment, either direct or through insurance, for short-term disability and long-term disability, will cease on the Separation Date.

8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, public policy or may subject Dr. Nemeth to the payment of additional tax under Section 409A, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, incapable of being enforced or may subject Dr. Nemeth to the payment of additional tax under Section 409A, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, to the extent applicable, then do not constitute nonqualified deferred compensation subject to the requirements of Section 409A or satisfy such requirements. the Company has advised Dr. Nemeth to seek his own business and legal advice concerning the terms hereof.

9. Release. In consideration of receiving the benefits described herein, Dr. Nemeth and all persons claiming by, through or under him, hereby releases and discharges the Company, its subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with it (hereinafter collectively referred to as “Releasees”), of and from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorneys’s fees, expenses, liens and causes of action for the following: (i) libel, slander, discrimination and other claims under applicable Canadian law and U.S. law, including without limitation, The Age Discrimination in Employment Act, The Older Workers” Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, The Americans With Disabilities Act, The Utah Antidiscrimination Act, The Workers’ Adjustment and Retraining Notification Act (WARN Act), The Employee Retirement Income Security Act (ERISA) and all other laws prohibiting age, race, religion, sex, national origin, color, disability and other forms of discrimination, whether now known or unknown, suspected or unsuspected, including future rights, and (ii) arising out of the employment relationship between Dr. Nemeth and the Company, and (iii) arising prior to the Separation Date. Provided however, that Dr. Nemeth does not release the Company from claims for dishonesty, fraud, embezzlement, criminal act or willful misconduct. This release does not affect obligations contained herein, nor does it vitiate Dr. Nemeth’s obligations under the Non-Disclosure and Non-Competition Agreement, or any Company stock option plan, benefit or grant to which Dr. Nemeth may be entitled as of the Separation Date.

10. No Right to Reinstatement. It is understood and agreed that, in return for the consideration described herein, Dr. Nemeth will not be eligible for future employment with the Company and that, should he apply for employment, the Company shall have no obligation to consider him for any position.

11. Nondisparagement. Dr. Nemeth agrees not to disparage the Company or any of its directors, officers or employees in any manner harmful to the Company’s business or business reputation. Dr. Nemeth further agrees that as of the Separation Date, he shall not represent himself or hold himself out as a current employee or officer of the Company, or as holding any other current position with the Company other than pursuant to any further agreement between the Company and Dr. Nemeth, specifically any consulting agreement. The Company agrees that it will not disparage Dr. Nemeth in any manner harmful to his reputation, provided that the Company shall not be precluded from confirming to others Dr. Nemeth’s separation as an employee from the Company. This paragraph will not prevent Dr. Nemeth or the Company from describing this separation if required in connection with compliance filings or administrative or judicial proceedings.

12. References. The Company will provide Dr. Nemeth with a letter of reference that will include the starting and ending dates of Dr. Nemeth’s employment with the Company and an explanation of the position held with the Company.

13. Nonparticipation in Legal or Administrative Proceedings. Dr. Nemeth covenants that he will not file, nor voluntarily participate or assist in the prosecution of any legal or administration proceedings against the Company or any related entities and their respective directors, officers and employees, provided that nothing in this paragraph shall prevent his participation in any such proceeding in compliance with a summons that requires such participation.

14. Future Employment/Consulting. Subject to the provisions of this Agreement and the Non-Disclosure and Non-Competition Agreement, Dr. Nemeth may accept a position, as an employee or consultant, with: Kirin Brewery Co., Ltd. of Tokyo; Amgen, Inc.; GlaxoSmithKline Corporation; or Marical Inc. and such position may relate directly or indirectly to technologies licensed to the aforementioned companies by the Company.

15. Consequences of Violation of this Agreement. If either party hereto violates any of the promises contained in this Agreement, then that party shall pay for all costs incurred by any of the released parties, including reasonable attorneys’ fees.

16. Knowing and Voluntary Agreement. Each party hereto represents, declares, and agrees that he or it voluntarily accepts the provisions of this Agreement for the purposes of making a full and final compromise, adjustment and settlement of all claims herein described. Dr. Nemeth has been advised to consult an attorney and understands the effect of signing this Agreement.

17. Entire Agreement. This Agreement, when executed, contains the entire agreement between the parties and there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. The Recitals are an integral part of this Agreement. This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, on any matter that is addressed in this Agreement, with the exception that it is agreed that the Non-Disclosure and Non-Competition Agreement and Indemnity Agreement remain in effect in accordance with its terms. This Agreement cannot be amended or modified except by a written document signed by both parties.

18. Review and Revocation Periods. Dr. Nemeth acknowledges and understands that this is a legal document and that he is legally entitled to, and has been offered, a period of twenty-one (21) days (the “Consideration Period”) to consider the waivers and releases made by him in this Agreement before signing it. Dr. Nemeth further acknowledges and agrees that either the full Consideration Period has lapsed or he has been offered such Consideration Period but has elected to waive and forego all of the applicable days which have not yet lapsed in such Consideration Period. This Agreement shall not become effective until seven calendar days after the date of execution by Dr. Nemeth (the “Revocation Period”). During the Revocation Period, Dr. Nemeth may revoke this Agreement by notifying the Company in writing. Upon expiration of the Revocation Period, this Agreement becomes final and binding. Dr. Nemeth acknowledges that he has had an adequate amount of time in which to consult with any person with respect to the contents of this Agreement prior to signing.

19. Confidential Treatment. Dr. Nemeth and the Company agree that the terms of this Agreement are confidential and will not be disclosed to others except as required by law or as necessary to implement the terms hereof.

20. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the Province of Ontario.

The parties have executed this Agreement as of the dates set forth below.

NPS PHARMACEUTICALS, INC.

/s/ EDWARD F. NEMETH	By:	/s/ VAL R. ANTCZAK
Edward F. Nemeth		Val R. Antczak, Senior Vice President, Legal Affa irs

Date:
Date:

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